Exhibit 10.8
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the 20th day of June, 2008 (the “Date of Grant”), between Cardtronics, Inc., a Delaware corporation (the “Company”), and Ron Delnevo (the “Employee”).
     1. Award. Pursuant to the Cardtronics, Inc. 2007 Stock Incentive Plan (the “Plan”), as of the Date of Grant, 176,000 shares (the “Restricted Shares”) of the Company’s common stock, par value $0.0001 per share, shall be issued as hereinafter provided in the Employee’s name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by the Employee and upon satisfaction of the conditions of this Agreement. The Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.
     2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:
     (a) “Disability” shall mean the Employee’s disability entitling the Employee to benefits under the long-term disability plan maintained by the Company or an Affiliate; provided, however, that if the Employee is not eligible to participate in such plan, then the Employee shall be considered to have incurred a “Disability” if and when the Committee determines in its discretion that the Employee is permanently and totally unable to perform his or her duties for the Company or any Affiliate as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Committee.
     (b) “Earned Shares” means the Restricted Shares after the lapse of the Forfeiture Restrictions without forfeiture.
     (c) “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.
     (d) “Involuntary Termination” shall mean any termination of the Employee’s employment with the Company that does not result from a resignation by the Employee; provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death or Disability.
     (e) “Termination for Cause” shall mean the termination of the Employee’s employment with the Company by the Company for “cause” as such term (or any similar term) is defined in the Employee’s employment agreement with the Company or any Affiliate; provided, however, that if the Employee does not have such an employment agreement or the Employee’s employment agreement does not define the term “cause” (or any similar term), then “Termination for Cause” shall mean the termination of the Employee’s employment with the Company based on a determination by the Committee (or its delegate) that the Employee (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the

Employee’s duties with respect to the Company or any Affiliate, (ii) has refused without proper legal reason to perform the Employee’s duties and responsibilities to the Company or any Affiliate, (iii) has materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any Affiliate, (iv) has willfully engaged in conduct that is materially injurious to the Company or any Affiliate, (v) has disclosed without specific authorization from the Company confidential information of the Company or any Affiliate that is materially injurious to any such entity, (vi) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any Affiliate, or (vii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
     3. Restricted Shares. The Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
     (a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of the Employee’s employment with the Company for any reason, the Employee shall, for no consideration and except to the extent described in the second sentence of Section 3(b), forfeit to the Company all Restricted Shares. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment as provided in the preceding sentence are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.
     (b) Lapse of Forfeiture Restrictions. Provided that the Employee has been continuously employed by the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse with respect to a percentage of the Restricted Shares determined in accordance with the following schedule:

Percentage of Total Number
of Restricted Shares as to Which
Lapse Date	Forfeiture Restrictions Lapse
First Anniversary of the Date of Grant	25%
Second Anniversary of the Date of Grant	25%
Third anniversary of the Date of Grant	25%
Fourth anniversary of the Date of Grant	25%
Notwithstanding the foregoing, if the Employee’s employment with the Company is terminated by reason of death, Disability or Involuntary Termination prior to the fourth anniversary of the Date of Grant, then, upon the date of such termination of employment, the Forfeiture Restrictions shall lapse with respect to an additional 25% of the total number of Restricted Shares. Any shares with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 3(b) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

     (c) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in the Employee’s name, pursuant to which the Employee shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions and further provided that dividends that are paid other than in shares of the Company’s stock shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock). Notwithstanding the foregoing, the Company may, in its discretion, elect to complete the delivery of the Restricted Shares by means of electronic, book-entry statement, rather than issuing physical share certificates. The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate, if any, shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. At the Company’s request, the Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party) in the name of the Employee in exchange for the certificate evidencing the Restricted Shares or, as may be the case, the Company shall issue appropriate instructions to the transfer agent if the electronic, book-entry method is utilized.
     (d) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 3(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement, and the certificates, if any, representing such stock, securities or other property shall be legended to show such restrictions.
     4. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Employee that are subject to National Insurance contributions (both Class 1 Primary and Class 1 Secondary, which are currently at 1% and 12.8%, respectively of any income or wages) under any law or regulation in the United Kingdom, including without limitation, the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”), arising upon such receipt or lapsing, the Company shall pay the aforementioned obligations up to a maximum total of 13.8% of such income or wages. Save and except for such payments, the Employee acknowledges and agrees that

(i) the Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Restricted Shares, the lapse of any Forfeiture Restrictions or the forfeiture of any Restricted Shares pursuant to the Forfeiture Restrictions and (ii) Employee is free to make such elections under ITEPA 2003 as the Employee and his tax advisors deem suitable.
     5. Status of Stock. The Employee agrees that the Restricted Shares and Earned Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that (a) the certificates, if any, representing the Restricted Shares and Earned Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares or Earned Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares or Earned Shares.
     6. Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or an Affiliate. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.
     7. Conditions to Plan Participation and Receipt of Restricted Shares. In consideration of the grant of the Restricted Shares, and in order to protect the interests of the Company, its Affiliates, and their respective equity holders and employees, the Employee acknowledges and agrees that it is a condition precedent to his or her right to participate in, continue to participate in, and receive benefits under the Plan (including receipt of the Restricted Shares) that (a) the Employee shall at all times comply with laws (whether domestic or foreign) applicable to the Employee’s actions on behalf of the Company or any Affiliate, (b) the Employee shall not commit any action that results in the Employee’s employment being subject to a Termination for Cause, and (c) the Employee shall at all times fully and faithfully comply with all material covenants and agreements set forth in this Agreement. By entering into this Agreement, the parties hereto agree that the conditions to participation in the Plan set forth in this Section are an essential component of the Plan and this Agreement, and it is their intent that such conditions not be severed from the other terms and provisions of the Plan and this Agreement.

     8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at the Employee’s principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
     9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the shares granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and the Employee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
     10. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee. The provisions of Section 5 shall survive the lapse of the Forfeiture Restrictions without forfeiture.
     11. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.
[Signatures begin on the following page.]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

CARDTRONICS, INC.

By:	/s/ J. Chris Brewster
Name:	J. Chris Brewster
Title:	Chief Financial Officer

/s/ Ron Delnevo
RON DELNEVO
SPOUSAL CONSENT
     Employee’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any marital or community property interests he/she may now or hereafter own, and agrees that the termination of his/her and Employee’s marital relationship for any reason shall not have the effect of removing any Restricted Shares and Earned Shares otherwise subject to this Agreement from coverage hereunder and that his/her awareness, understanding, consent and agreement are evidenced by his/her signature below.

/s/ Helen Delnevo
Signature of Spouse

Helen Delnevo
Printed Name of Spouse